ASSET PURCHASE AND SALE AGREEMENT

BETWEEN

VASOMEDICAL, INC.

AND

VASOTECHNOLOGY, INC.

AND

NETWOLVES, LLC

AND

NETWOLVES CORPORATION

May 29, 2015

TABLE OF CONTENTS

ASSET PURCHASE AGREEMENT	1
ARTICLE I DEFINITIONS	1
Section 1.1 Definitions.	1
ARTICLE II SALE AND PURCHASE OF ASSETS	3
Section 2.1 Sale and Purchase of Assets.	3
ARTICLE III PURCHASE PRICE AND ALLOCATION	3
Section 3.1 Purchase Price.	3
Section 3.2 Taxes.	3
ARTICLE IV REPRESENTATIONS AND WARRANTIES	3
Section 4.1 Purchase and Sale.	3
Section 4.2 Representations of Seller.	3
(a) Corporate Matters; No Conflict.	3
(b) Business Agreements.	4
(c) Tangible Assets.	5
(d) Intellectual Property.	5
(e) Customer List.	5
(f) Title and Liens.	5
(g) Continuity of Businesses.	6
(h) Financial Statements.	6
(i) Existing Employment Arrangements.	7
(j) Claims, Litigation, Disclosure.	7
(k) Taxes.	7
(l) No Other Agreements to Sell Assets or Businesses.	7
(m) No Brokers.	7
(n) Environmental Compliance.	7
(o) Licenses and Compliance with Laws.	8
(p) Lock Boxes, Safe Deposit Box; Power of Attorney.	9
(q) True and Complete.	9
Section 4.3 Representations of Purchaser.	9
(a) Corporate Matters; No Conflict.	9
(b) No Brokers.	9
(c) Claims, Litigation, Disclosure.	9
Section 4.4 Assumed Liabilities.	9
ARTICLE V CERTAIN COVENANTS OF SELLER and PURCHASER	10
Section 5.1 Confidentiality.	10
Section 5.2 Survival of Representations and Warranties; Indemnification.	10
ARTICLE VI PRE-CLOSING CONDITIONS	12
Section 6.1 Inspection Period.	12
ARTICLE VII CLOSING AND DELIVERIES AT CLOSING	13
Section 7.1 Closing.	13

(i)

(ii)

ASSET PURCHASE AGREEMENT

THIS AGREEMENT, dated as of May 29, 2015, is made and entered into by and between NETWOLVES, LLC, a Florida limited liability company and NETWOLVES CORPORATION, a New York corporation, with offices at Suite E-8, 4710 Eisenhower Boulevard, Tampa, FL 33634 (hereinafter collectively referred to as “Seller”), VASOMEDICAL, INC., a Delaware corporation with offices at 180 Linden Avenue, Westbury, New York 11590  and VASOTECHNOLOGY, INC. a Delaware corporation with offices at 180 Linden Avenue, Westbury, New York 11590 (hereinafter collectively referred to as the “Purchaser”).  Seller and Purchaser shall sometimes be referred to herein individually as the “Party” and collectively, the “Parties”.

W I T N E S S E T H :

WHEREAS, Seller is in the business of providing managed network services and Seller desires to sell to Purchaser and Purchaser desires to acquire from Seller the assets of Seller; and

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.    Certain defined terms as used in this Agreement shall have the following meanings:

“ADR Provider” shall have the meaning set forth in Section 9.2(a)(i).

“Business” and/or “Businesses” shall mean the business and/or businesses operated by the Seller and/or the Subsidiaries.

“Assumed Liabilities” shall have the meaning set forth in Section 4.4.

“Business Agreements” shall have the meaning set forth in Section 4.2(b).

“Certificate of Amendment” shall have the meaning set forth in Section 4.2(d).

“Closing Accounts Receivables” shall mean the accounts receivable of the Subsidiaries as of the Closing.  The accounts receivable of the Subsidiaries as of March 31, 2015 are set forth on Schedule 1.1.1.

 “Customer” shall have the meaning set forth in Section 4.2(e).

“Customer List” shall have the meaning set forth in Section 4.2(e).

“Environmental Laws” shall have the meaning set forth in Section 4.2(n)(i).

“Hazardous Material” shall have the meaning set forth in Section 4.2(n).

“Indemnified Party” shall have the meaning set forth in Section 5.2(d).

“Indemnifying Party” shall have the meaning set forth in Section 5.2(d).

“Inspection Period” shall have the meaning set forth in Section 6.1(a).

“Intellectual Property” shall have the meaning set forth in Section 4.2(d).

“Leases” shall have the meaning set forth in Section 4.2(b).

“Party” and/or “Parties” shall have the meaning set forth in the preamble.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Purchaser” shall have the meaning set forth in the preamble.

“Seller” shall have the meaning set forth in the preamble.

“Site” shall have the meaning set forth in Section 4.2(a).

“Subsidiary” or “Subsidiaries” shall have the meaning set forth in Section 4.2(a).

“Subsidiary Assets” shall mean all of the assets of the Subsidiaries including, without limitation, the Business Agreements; the Tangible Assets; the Intellectual Property; the Customer Lists; all Closing Accounts Receivables; all customer contracts existing as of Closing for which services have not commenced as of the date of Closing; all rights Seller may have under any insurance policies covering the Subsidiary Assets; the books and records of the Subsidiaries to enable Purchaser to continue the Businesses of the Subsidiaries; and all other assets of the Subsidiaries used in connection with the operation of the Businesses, wherever located, tangible or intangible.

“Tangible Assets” shall have the meaning set forth in Section 4.2(c).

“Tax Liabilities” shall have the meaning set forth in Section 4.2(k).

ARTICLE II

SALE AND PURCHASE OF ASSETS

Section 2.1 Sale and Purchase of Assets.  Subject to the terms and conditions hereof, Seller agrees to sell, assign and transfer to Purchaser and Purchaser agrees to purchase and take from Seller as of the Closing Date all of the assets of Seller (“Purchased Assets”) including, without limitation:  the membership interests of each of the Subsidiaries (as defined herein).

ARTICLE III

PURCHASE PRICE AND ALLOCATION

Section 3.1 Purchase Price.  The purchase price payable to Seller for the Purchased Assets (the “Purchase Price”) shall be Eighteen Million and No/100 ($18,000,000.00) Dollars to Seller to be paid as set out in Section 7.3 hereto.

Section 3.2 Taxes.   All federal and state sales taxes and all other taxes, duties or other like charges properly payable upon and in connection with the conveyance and transfer of the Purchased Assets by Seller to Purchaser shall be paid in accordance with applicable local law or custom by Seller or Purchaser, as the case may be. Applicable Florida State Sales Tax, if any, shall be remitted by Purchaser to Seller and by Seller to the State of Florida.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns and transfers to Purchaser and Purchaser hereby purchases and acquires from Seller, all of the right, title and interest of Seller in and to the Purchased Assets for the Purchase Price set forth herein.

Section 4.2 Representations of Seller.   The following agreements, representations and warranties are made as of the date hereof and again as of the Closing Date by the Seller to Purchaser.

(a) Corporate Matters; No Conflict.   Seller and each Subsidiary is duly formed, validly existing and in good standing under the laws of its state of its formation as set forth in Schedule 4.2(a), maintains offices only at the sites listed on Schedule 4.2(a) and has no other place of operations other than from those sites, is qualified or authorized to transact business and is in good standing in each jurisdiction in which it is doing business, and has the power to enter into this Agreement, to perform its obligations hereunder and to conduct its business as currently conducted.  The sites maintained by Seller and each Subsidiary are collectively referred to as “Site”.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Seller will not (i) conflict with or violate the provisions of any applicable law (including, without limitation, any bulk sales laws), rule or order or the Articles of Organization, operating agreement or any other organizational or governing documents of Seller or any Subsidiary, (ii) conflict with or constitute a default under any agreement or contract by which Seller or any Subsidiary is bound including, without limitation, any of the Business Agreements except as set forth on Schedule 4.2(b)(3), or (iii) require the consent, waiver or approval of, or filing with, any governmental body or third party except as set forth on Schedule 4.2(b)(3).  The execution, delivery and performance by Seller of this Agreement has been duly authorized and approved by all requisite action on the part of Seller.  Set forth on Schedule 4.2(a)(1) is a list of officers and directors of Seller and each Subsidiary, all trade names used by Seller and all jurisdictions in which Seller and each Subsidiary is doing business.  This Agreement and the consummation of the transactions contemplated hereby have been approved by the board of directors of Seller, and the authorized officers of Seller are jointly and severally authorized and empowered by the respective Seller to execute and deliver this Agreement in the name of and on behalf of Seller.  The name of each entity in which Seller has an equity interest (each a “Subsidiary”), the jurisdiction of incorporation of each such entity, the addresses from which each entity conducts its business and the percentage of the ownership interest held by Seller in such entity on a basic and fully-diluted basis are forth on Schedule 4.2(a).

(b) Business Agreements.   All (i) agreements, purchase and sales orders, powers of attorney, undertakings, commitments and other agreements to which Seller is a party and which relate in any manner to the Businesses and/or the relationship between Seller and the Customers (hereinafter defined) and (ii) agreements, purchase and sales orders, powers of attorney, undertakings, commitments and other agreements to which a Subsidiary is a party, whether written or oral, shall be referred to herein collectively as the “Business Agreements”.  Seller has delivered to Purchaser, true and correct copies of substantially all written Business Agreements and detailed summaries of all material oral agreements.  Seller has no oral Business Agreements.  Annexed as Schedule 4.2(b)(1) is a list of substantially all service providers with whom Seller or a Subsidiary has entered into Business Agreements.  Seller has no Business Agreements relating to any strategic partnerships or joint ventures between Seller and others.  Listed on Schedule 4.2(b)(2) is a description of each and every real estate, equipment and personal property lease (collectively, the “Leases”) to which Seller is a party and which relates to the Businesses or to which a Subsidiary is a party.  The Leases are also included within the definition of Business Agreements as said term is used herein.  None of Seller, a Subsidiary or any other party is, in default under any Business Agreement and no other party to any Business Agreement has made any claim or given Seller or a Subsidiary notice of any dispute under any Business Agreement other than (1) disputes between Seller or a Subsidiary and customers in the ordinary course of Seller’s business and (2) non-material defaults.  Each Business Agreement is in full force and effect.  None of Seller or any Subsidiary is the owner or lessee of any motor vehicles which are used in the Businesses.  None of Seller or any Subsidiary owns or leases any interest in any real property, or leases any equipment used in the Businesses, except as expressly stated on Schedule 4.2(b)(2).  Schedule 4.2(b)(3) sets out those Business Agreements that require consent from the counterparty/ies upon a change of control of the Subsidiary that is party to the applicable agreement. There are no customer contracts for which services have not commenced as of the date hereof for which the failure to perform will have a material adverse effect on any Subsidiary’s business.

(c) Tangible Assets.  All of the tangible assets of Seller and the Subsidiaries used in the Businesses, including, without limitation, all machinery, office and other equipment, furniture, computers and related equipment, business machines, telephones and telephone systems, parts and accessories, presently utilized by Seller and the Subsidiaries in the Businesses which are being purchased by Purchaser, shall be referred to herein collectively as the “Tangible Assets”. Attached hereto as Schedule 4.2(c) is a true and correct list or description of the material Tangible Assets as of March 31, 2015.  As of the Closing Date, each of such Tangible Assets is in good and operable condition, reasonable wear and tear excepted.

(d) Intellectual Property.   All patents, trademarks, trade names, service marks, service names, logos, designs, formulations, copyrights and other trade rights and all registrations and applications therefor, all know-how, trade secrets, technology or processes, and all computer programs, data bases and software documentation owned or used by Seller or a Subsidiary are being purchased by Purchaser, other than off-the-shelf software licensed by Seller or a Subsidiary, shall be referred to herein collectively as the “Intellectual Property”.  Attached hereto as Schedule 4.2(d) is a true and correct copy of all of the Intellectual Property. Such Schedule 4.2(d) also indicates which of such items have been patented or registered or are in the process of application for same.  Seller has taken all necessary and reasonable actions to protect its rights in Intellectual Property owned by it and to the knowledge of Seller, is not infringing on the rights of any third parties to Intellectual Property used, but not owned by, Seller or a Subsidiary.  Included among the Intellectual Property, among other things, are all trade names utilized by Seller or a Subsidiary, including those trade names listed on Schedule 4.2(a)(1).  Seller has valid and fully paid licenses for all off-the-shelf software used by Seller in its operation of the Businesses.

(e) Customer List.   Seller shall deliver at the Closing a true and complete copy of Seller’s and each Subsidiary’s customer lists as set forth in Schedule 4.2(e) as of March 31, 2015 (the “Customer List”).  All customers of Seller and each Subsidiary relating to the Businesses, including without limitation, those customers included on the Customer List, shall be referred to herein as the “Customers.”

(f) Title and Liens.   Neither the Purchased Assets nor the Subsidiary Assets are subject to any lien or encumbrance of any character whatsoever or any adverse claims by any third parties except as set forth on Schedule 4.2(f). At the Closing upon consummation of the transactions contemplated by this Agreement, (i) Purchaser will receive good and marketable title to the Purchased Assets, free and clear of all liens and encumbrances of any character whatsoever, and (ii) the Subsidiaries will have good and marketable title to the Subsidiary Assets, free and clear of all liens and encumbrances of any character whatsoever except for the liens and encumbrances set forth on Schedule 4.2(f).

(g) Continuity of Businesses.    Seller reasonably expects that the business represented by the Business Agreements will continue after the date hereof. Seller has no knowledge that any customers included on the Customer List, other than those listed on Schedule 4.2(g), intend to terminate or reduce the amount of business they presently do with Seller, and they have no knowledge of any state of facts which would lead them to believe that any of the customers included on the Customer List will terminate their relationship with Seller or significantly reduce the amount of business they presently do with Seller except for those customers listed on Schedule 4.2(g).

(h) Financial Statements.   Seller has delivered to Purchaser copies of Seller’s unaudited financial statements for the ten-month period ended October 31, 2014 and each of the twelve-month periods ending on December 31, 2014, December 31, 2013 and December 31, 2012.  Attached hereto as Schedule 4.2(h) are unaudited balance sheets and profit and loss statements for the nine month period ending March 31, 2015, all of which reflect the assets, liabilities, net worth, profit and loss, and cash flow of Seller with respect to the Businesses.  All financial statements referred to herein are complete and correct in all material respects, present fairly the financial condition and results of operations of Seller as at the dates of such statements and have been prepared in accordance with generally accepted accounting principles.  The books of account and records of Seller have been maintained in accordance with good business practice and reflect fairly all properties, assets, liabilities and transactions of Seller.  None of Seller or any Subsidiary has material liabilities or obligations of any kind (whether accrued, absolute, direct, indirect, contingent or otherwise) which are not fully disclosed, accrued or reserved against in Seller’s financial statements or listed on Schedule 4.4 except for liabilities to vendors under vendor contracts and to customers under customer contracts.  Since the last day of Seller’s last fiscal year, each of Seller and each Subsidiary has conducted the Business only in the ordinary and usual course and has not experienced any material adverse changes in the Business or the financial condition of Seller.  Without limiting the foregoing, none of Seller or any Subsidiary has, since the last day of Seller’s last fiscal year:

1.
sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed including, without limitation, leasehold interests and intangible property of or relating to the businesses in excess of Twenty-Five Thousand and No/100 ($25,000.00) Dollars other than in the ordinary course of business and consistent with past practices;

2.	made any material change in its method of accounting other than as required by generally acceptable accounting principles; and

3.	entered into any agreement with any of its directors or officers (or any family member thereof) except as has been disclosed in writing to Purchaser.

(i) Existing Employment Arrangements.   Seller and each Subsidiary has no employment agreements, labor or collective bargaining agreements or employee benefit or welfare plans except as set forth on Schedule 4.2(i). All vacation pay, if any, due to employees of Seller has been fully paid or accrued by Seller.  Seller has no “employees benefit plan” as that term is defined by the Employee Retirement Income Security Act of 1974, as amended.  There are no pending or, to the knowledge of Seller, threatened strikes, job actions or other labor disputes affecting Seller or its employees and there have been no such disputes for the past three years.  Also set forth on Schedule 4.2(i) is a true and complete list of all employees and independent contractors of Seller and each Subsidiary employed, which list provides, among other things, the name, residence address, job title and salary information concerning each employee and the name and residence address of each independent contractor.

(j) Claims, Litigation, Disclosure.   Except as set forth in Schedule 4.2(j), there is no claim, litigation, tax audit, proceeding or investigation pending or threatened against Seller or any Subsidiary, with respect to the Businesses or any of the Purchased Assets (including, without limitation, any claims of infringement or actions of opposition with respect to Intellectual Property), nor is there a basis for any such claim, litigation, audit, proceeding or investigation.

(k) Taxes.   Each of Seller and each Subsidiary has correctly prepared in all financially material respects and timely filed all Federal, state and local tax returns, estimates and reports, and paid all such taxes as and when due.  For purposes of this paragraph, taxes shall mean all taxes, charges, fees, levies or other assessments of any kind whatsoever (including, without limitation, income, franchise, sales, use and withholding taxes).

(l) No Other Agreements to Sell Assets or Businesses.   None of Seller or any Subsidiary is party to any existing agreement which obligates Seller or any Subsidiary to sell to any other person or firm the Purchased Assets or the Subsidiary Assets (other than sales in the ordinary course of business), to issue or sell any capital stock or any security convertible into or exchangeable for capital stock or membership interests of Seller or any Subsidiary or to effect any merger, consolidation or other reorganization of Seller or any Subsidiary or to enter into any agreement with respect thereto.

(m) No Brokers.   Seller has retained no broker, leasing agent, finder or similar person or entity in regard to the transactions contemplated herein.  As a result, Purchaser is not liable to pay a finder’s fee, brokerage commission or similar payment to any party.

(n) Environmental Compliance.   (i)  To the best of Seller’s knowledge, none of Seller or any Subsidiary is in violation, or alleged to be in violation, of any federal, state or local judgment, decree, order, consent agreement, law (including common law), license, rule or regulation pertaining to environmental health or safety matters, including without limitation those arising under the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, Water Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances Control Act, or any state or local analogue (hereinafter “Environmental Laws”).

(ii)           None of Seller or any Subsidiary has received notices, complaints, orders, directives, claims or citations from any third party, including without limitation any federal, state or local governmental authority, indicating or alleging that Seller or any predecessor may have any liability or obligation under any Environmental Law.

(iii)           To the best of Seller’s knowledge, (A) no portion of the property of Seller or any Subsidiary has been used by any person for the generation, handling, processing, treatment, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws; (B) no underground tank or other underground storage receptacle for Hazardous Materials, asbestos-containing materials or polychlorinated biphenyls are located on any portion of any location occupied by Seller or any Subsidiary each of which is listed as a Site on Schedule 4.2(a); (C) in the course of any activities conducted by Seller and each Subsidiary or their invitees, agents, contractors, licensees or employees in connection with the Businesses of Seller, no Hazardous Materials have been generated or are being used except in accordance with applicable Environmental Laws;  and (D) there have been no releases (i.e., any past or present releasing, spilling, leaking, leaching, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from the property currently or formerly owned, operated or leased by Seller, which releases would have a material adverse effect on the value of any of the property or adjacent properties or the environment.

(iv)           The execution, delivery and performance of this Agreement is not subject to any Environmental Laws which condition, restrict or prohibit the sale, lease or other transfer of property or operations, including, without limitation, any so-called “environmental cleanup responsibility acts” or requirements for the transfer of permits, approvals, or licenses.  There have been no environmentally related audits, studies, reports, analyses (including soil and groundwater analyses), or investigations of any kind performed with respect to the currently or previously owned, leased, or operated property of Seller.

For purposes of this Section, “Hazardous Material” shall mean any hazardous waste, as defined by 42 U.S.C. § 6903(5), any hazardous substances or wastes as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33) or any toxic substances or wastes, oil or hazardous materials or other chemicals or substances regulated by any public or governmental authority.

(o) Licenses and Compliance with Laws.   Except as set forth on Schedule 4.2(o), none of Seller or any Subsidiary holds material governmental or regulatory licenses, permits, consents or approvals in connection with the Businesses, and Seller is in compliance with all material laws and regulations applicable to the Businesses.

(p) Lock Boxes, Safe Deposit Box; Power of Attorney.   None of Seller or any Subsidiary maintains any lock boxes or safe deposit boxes.  None of Seller or any Subsidiary has granted a power of attorney to any other person, firm or corporation, and none has a power of attorney from any person, firm or corporation.

(q) True and Complete.   No representation or warranty made by Seller in this Agreement, nor any statement, certificate or Schedule furnished by or on behalf of Seller pursuant to this Agreement, nor any document or certificate delivered to Purchaser pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.  Seller has not failed to disclose to Purchaser any pending developments or circumstances of which it is aware which are reasonably likely to have a material adverse effect on Seller, the Businesses or the Purchased Assets.

Section 4.3 Representations of Purchaser.

Purchaser represents and warrants to Seller as follows.

(a) Corporate Matters; No Conflict Each Purchaser is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is in good standing in each other jurisdiction in which it is doing business, and has the corporate power to enter into this Agreement, to perform its obligations hereunder and to conduct its business as currently conducted.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby (and thereby) by Purchaser, will not (a) conflict with or violate the provisions of any applicable law, rule or order or Purchaser’s Articles of Incorporation or by-laws, (b) conflict with or constitute a default under any agreement or contract by which Purchaser is bound or (c) require the consent or approval of, or filing with, any governmental body or third party.  The execution, delivery and performance by Purchaser of this Agreement has been authorized and approved by all requisite corporate action on the part of Purchaser.

(b) No Brokers.   Purchaser has retained no broker, leasing agent, finder or similar person or entity in regard to the transactions contemplated herein. As a result, Seller is not liable to pay a finder’s fee, brokerage commission or similar payment to any party.

(c) Claims, Litigation, Disclosure.   There is no claim, litigation, tax audit, proceeding or investigation pending or threatened against Purchaser that would affect its ability to complete the transactions contemplated herein.

Section 4.4 Assumed Liabilities.   Excluding the liabilities of each Subsidiary, Purchaser shall not be liable for and is not assuming any liabilities of Seller whatsoever, whether related or unrelated to the Purchased Assets, or whether arising under the Business Agreements or otherwise, unless specifically listed on Schedule 4.4 hereto (the “Assumed Liabilities”).  Seller understands and agrees that Purchaser is not assuming any liabilities of the Business whatsoever except for the Assumed Liabilities.

ARTICLE V

CERTAIN COVENANTS OF SELLER
AND PURCHASER

Section 5.1 Confidentiality.   The negotiation of this Agreement and preparation for Closing necessarily requires Seller and Purchaser to disclose confidential information to each other, such as the identities of customers and methods of doing business.  Each party will hold such information in strict confidence and under no circumstances use it to the detriment of the other.  Further, no public announcements, press release or announcement to Seller’s customers concerning the purchase and sale of the Purchased Assets shall be made by Seller or Purchaser without the consent and joint approval of Seller and Purchaser.

Section 5.2 Survival of Representations and Warranties; Indemnification.

(a) The representations and warranties of the parties herein contained shall survive the Closing, provided that any claims for indemnification in accordance with this Article V, Section 5.2 with respect to any representation or warranty must be made (and will be null and void unless made) on or before the date twenty four months following the Closing Date (except in the case of representations contained in Sections 4.2(f) (Titles and Liens), 4.2(k) (Taxes) and 4.2(n) (Environmental Compliance) of this Agreement, which must be made prior to the expiration of the applicable statute of limitations).

(b) Seller hereby agrees to indemnify and hold Purchaser, and its officers, directors, stockholders, affiliates, employees, representatives and other agents harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, that in the aggregate exceed $175,000 (the “Indemnification Threshold”) and in the aggregate, excluding reasonable legal fees, are less than $18,000,000 (the “Indemnification Cap”) and arising out of or resulting from (i) any material breach, misrepresentation or material omission of the representations and warranties made by Seller in this Agreement or in any Schedule hereto or other documents delivered in connection herewith, (ii) any breach in any material respect by Seller, unless waived in writing by Purchaser, of any covenant or agreement contained in or arising out of this Agreement, or any other agreement delivered in connection herewith on the Closing Date, (iii) any and all liabilities of Seller, other than the Assumed Liabilities, and (iv) any failure by Seller to comply with any provision of the bulk sales or similar laws of any jurisdiction which are applicable to this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, the Indemnification Threshold and the Indemnification Cap shall not apply to claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of any material breach by Seller in the representations contained in Sections 4.2(f) (Titles and Liens), 4.2(k) (Taxes) and 4.2(n) (Environmental Compliance).

(c) Purchaser hereby agrees to indemnify and hold Seller harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from (i) any breach, misrepresentation or material omission in the representations and warranties made by Purchaser in this Agreement, (ii) any breach in any material respect by Purchaser, unless waived in writing by Seller, of any covenant or agreement of Purchaser contained in or arising out of this Agreement, or (iii) the Businesses as conducted by Purchaser, after the Closing Date.

(d) Any party claiming a right to indemnification hereunder (the “Indemnified Party”) shall give the other party from whom indemnification is sought (the “Indemnifying Party”) prompt written notice of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base a claim for indemnification under this Section 5.2, provided, however, that no failure to give such notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure.  The Indemnified Party shall have full responsibility and authority with respect to the disposition of any action, suit or proceeding brought against it; provided, however, that it will not settle any such action, suit or proceeding without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld or delayed.  In the event any action, suit or proceeding is brought against the Indemnified Party with respect to which the Indemnifying Party may have liability under the indemnity agreements contained in Sections 5.2(b) and 5.2(c) hereof, however, the Indemnifying Party shall have the right, without prejudice to the Indemnified Party’s rights under this Agreement, at the Indemnifying Party’s sole expense, to be represented by counsel of its own choosing and with whom counsel for the Indemnified Party shall confer in connection with the defense of any such action, suit, or proceeding.  The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants, all books and records of the Indemnified Party relating to such action, suit or proceeding and the parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding.

(e) All indemnification obligations of Seller and Purchaser in Sections 5.2(b) and 5.2(c) above shall expire twenty-four months after the Closing Date except (i) any claims for indemnification which have commenced in the applicable forum for resolution prior to such date which shall expire upon a final non-appealable decision of, or the withdrawal of, such claim and (ii) for indemnification obligations arising out of any material breach by Seller in the representations contained in Sections 4.2(f) (Titles and Liens), 4.2(k) (Taxes) and 4.2(n) (Environmental Compliance) which shall expire at the expiration of the applicable statute of limitations.

Section 5.3Conduct of Business Prior to the Closing.

From March 31, 2015 through the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser:

(a)Seller shall, and shall cause each Subsidiary, to conduct the Business of Seller and each Subsidiary in the ordinary course of its Business consistent with past practice and use reasonable efforts to maintain and preserve intact its current organization and Business and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with such entity;

(b)Seller shall not, and shall cause each Subsidiary to not, transfer any of its assets or assume any liabilities other than in the ordinary course of its Business;

(c)Seller shall not transfer its membership interests in any Subsidiary and shall cause each Subsidiary to not amend its operating agreement, add members or issue any security or enter into any agreement that would give any person the right to obtain a membership interest in any Subsidiary;

(d)  Seller shall cause each Subsidiary to not increase the compensation, bonus, commissions or fee arrangements payable or to become payable to its employees; and

(e) Seller shall not, and shall cause each Subsidiary to not, enter into, amend, modify or terminate any new or existing contract other than in the ordinary course of business.

ARTICLE VI

PRE-CLOSING CONDITIONS

Section 6.1 Inspection Period.

(a) Purchaser shall have an inspection period ending on the date immediately prior to the Closing Date (the “Inspection Period”) to perform its due diligence investigations with respect to the sale of the Purchased Assets contemplated by this Agreement, which due diligence shall include, without limitation (i) review of Seller’s and each Subsidiary’s books, records and files related to the operation of the Businesses, (ii) review of all Business Agreements, and (iii) review of all other documents, instruments and written information in Seller’s and each Subsidiary’s possession relating to its Business. Seller has previously delivered to Purchaser or shall make available to Purchaser at the Site, continuously throughout the Inspection Period the documentation relating to the sale of the Purchased Assets as provided for in this Section 6.1

(b) During the Inspection Period, Seller shall arrange to afford Purchaser, its agents, employees and representatives, reasonable and timely access to the Site during normal business hours and upon reasonable advance notice for the purpose of reviewing and copying the files, books and records and other documents of Seller and each Subsidiary which are maintained at the Site.  Purchaser shall conduct its due diligence at its sole cost and expense.  Purchaser shall be fully responsible to Seller for all of the acts and/or omissions of Purchaser, its employees, agents and representatives as a result of any such inspections.  In connection with its activities under this Agreement, Purchaser (i) shall indemnify, defend and hold Seller and its respective agents and affiliates harmless from and against all costs, expenses, losses, claims, damages and/or liabilities arising from Purchaser’s inspection; provided that the foregoing indemnity shall not be deemed to apply to pre-existing conditions at the Site so long as Purchaser shall have complied with the provisions of this Section 6.2; (ii) shall fully comply with all laws, ordinances, rules and regulations in connection with such inspections; (iii) shall conduct its activities in a manner to minimize any disturbance to Seller and its employees and others; (iv) shall permit a representative of Seller (so long as such representative is made available in a timely manner) to accompany Purchaser as desired; and (v) shall, upon written request, return to Seller all materials with respect to the Businesses provided to Purchaser by Seller if Purchaser fails to complete the acquisition of the Purchased Assets for any reason.  The provisions of this paragraph shall survive the termination of this Agreement.

(c) On or before the expiration of the Inspection Period, Purchaser, in its sole absolute discretion, will have the right to terminate this Agreement by giving written notice of termination to Seller. In the event Purchaser timely exercises its right to terminate the Agreement pursuant to this Section except for obligations that this Agreement expressly states survive termination, neither party shall have any further rights or claims against or liability towards the other.

ARTICLE VII

CLOSING AND DELIVERIES AT CLOSING

Section 7.1 Closing.   The closing of the purchase and sale of the transaction contemplated herein shall take place no later than May 29, 2015 (the “Closing”), at the offices of Purchaser’s counsel, Sanders Ortoli Vaughn-Flam Rosenstadt LLP located at 501 Madison Avenue, 14th Floor, New York, New York at 10:00 EST.  The execution and deliveries described in Sections 7.2 and 7.3 of this Article VII will take place at the Closing.

Section 7.2 Deliveries by Seller.   On the Closing Date, Seller will deliver, or cause to be delivered, to Purchaser the following all in form and substance satisfactory to Purchaser:

(a) Such instruments of transfer or conveyance executed by Seller, where applicable, as Purchaser may reasonably request in order to convey and transfer to Purchaser good and marketable title to all of the Purchased Assets, free and clear of all liens, claims, encumbrances and other charges.

(b) Physical delivery of all Tangible Assets by making them available at the sites listed on Schedule 4.2(a), together with any and all warranties, manuals, instructions, and other literature in the possession of Seller relating to the ownership or operation of the Tangible Assets. In addition, such notices to telephone companies and others required to transfer Seller’s telephone and facsimile numbers, e-mail addresses, and domain addresses, used in the Businesses to Purchaser.

(c) Physical delivery of all original or certified copies of documentation concerning the Intellectual Property, including, without limitation, registrations and applications of any patents, trademarks or service marks, original artwork, data bases, computer programs and software.

(d) The following corporate documentation:

(i)
Articles of Organization of the Seller and each Subsidiary certified as of a date within one-hundred days prior to the Closing Date by the Secretary of State of the state of organization of such entity;

(ii)
Good Standing Certificates of the Seller and each Subsidiary as of date within thirty days prior to the Closing Date from the Secretary of State of the state of organization of such entity and each other state in which such entity is qualified to do business;

(iii)	Seller’s operating agreement certified as of the Closing Date by the President or Secretary of Seller as being in full force and effect and unmodified; and

(iv)
Resolutions of the Board of Directors of Seller and resolutions of the requisite majority of the Seller’s members approving this Agreement and all the transactions contemplated hereby, each certified by the President or Secretary of Seller as being in full force and effect and unmodified.

(e) The legal opinions of counsel to Seller with respect to the matters set forth on Schedule 7.2(e) and such other matters as Purchaser may reasonably require.

(f) Evidence in form satisfactory to Purchaser and its counsel that the Tax Liabilities, if any, have been paid off and satisfied.

(g) Keys to all entrances and possession of the Site(s) listed on Schedule 4.2(a).

(h) Such notice or notices as Purchaser may reasonably request in order to notify the customers included on the Customer List that the Business has been sold to Purchaser.

(i) Books, records and Business Agreements.

(j) Resignation letters from those officers and directors of each Subsidiary which are not continuing in that position post-Closing.

Physical delivery of assets may be effected by causing such assets to remain in the premises of Seller or a Subsidiary, the leases for which are being assigned to Purchaser.

Section 7.3 Deliveries by Purchaser.     On the Closing Date, Purchaser will deliver, or cause to be delivered, to Seller the following:

(a) In accordance with Article III of this Agreement: Eighteen Million and No/100 ($18,000,000.00) Dollars in certified or official bank check payable to the order of Seller, or by wire transfer of federal funds to the account of Seller on or before the Closing Date.

(b) Such instruments of assignment and assumption executed by Purchaser, as the parties hereto reasonably may determine necessary to effectuate the assignment to Purchaser of the Business Agreements and the assumption by Purchaser of the Assumed Liabilities.

(c) Resolution of the Board of Directors of Purchaser, authorizing the execution of this Agreement and the transactions contemplated hereby.

ARTICLE VIII

OBLIGATIONS FOLLOWING CLOSING

Section 8.1 Further Cooperation.   Seller will, at any time and from time to time after the Closing Date, execute and deliver such further instruments of conveyance, transfer and license, and take such additional actions as Purchaser, or its successor and/or assigns, may reasonably request, to effect, consummate, confirm or evidence the transfer to Purchaser of the Purchased Assets pursuant to this Agreement.

Section 8.2 Transition Assistance and Adjustments.

(a) Purchaser and its successors and/or assigns shall have the right at any time and from time to time upon reasonable notice and during normal business hours to examine and make copies of all corporate books, records and other documents of Seller relating to the Businesses and generated prior to the Closing Date, which documents will be maintained by Seller for a period of five (5) years after the Closing Date.

(b) Seller shall reasonably cooperate with Purchaser in notifying the customers included on the Customer List that the Businesses have been sold to Purchaser, including, without limitation, executing any additional notices which Purchaser may reasonably request. Seller will not, directly or indirectly, take any action which is designed or intended to have the effect of discouraging customers, suppliers or Seller and other Businesses associates of the Businesses, from maintaining the same business relationships with Purchaser its successors and/or assigns after the Closing Date as were maintained with Seller with respect to the Businesses prior to the Closing Date.

(c) Following the Closing, Seller, or any affiliate of Seller (as defined under Federal securities laws), shall not use the name Netwolves or any confusingly similar name to said trade names in any trade or business, other than as an employee or affiliate of Purchaser.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notice.   Any notice, waiver or other written communication required or permitted to be given by either of the parties hereto to the others hereunder shall be in writing and shall be deemed to have been given, if delivered by hand or sent by certified mail, return receipt requested, postage prepaid, or sent by prepaid express mail, addressed as follows:

If to Seller
Netwolves, LLC and Netwolves Corporation
c/o Myron I. Levy
807 Bent Creek Drive
Lititz, PA 17543

and

Dan A. Blakinger, Esquire
Blakinger, Byler & Thomas, P.C.
28 Penn Square
Lancaster, PA 17603

If to Purchaser
180 Linden Avenue
Westbury, NY 11590

and

William S. Rosenstadt
Sanders Ortoli-Vaughn Flam Rosenstadt LLP
501 Madison Avenue – 14th Floor
New York, NY 10022

Such notice, waiver or communication shall be deemed to have been given on the date when it was received.

Section 9.2 Dispute Resolution.    Alternative Dispute Resolution Required.

(a)
(i)
The Parties shall attempt to resolve any dispute that may arise in connection with this Agreement through a process of mediation administered by JAMS (Judicial Arbitration and Mediation Service, Inc.) or its successors.  If, at the time such a dispute arises, JAMS does not exist or is unable to administer the mediation of the dispute in accordance with the terms of this Section 9.2, and the Parties cannot agree on the identity of a substitute service provider, then the complaining Party shall petition to a court of competent jurisdiction located in the City of New York, State of New York, to identify a substitute service provider, who will administer the dispute resolution process in accordance with the terms of this Section 9.2.  The service provider identified in accordance with the provisions of this Section 9.2(a)(i) shall be referred to as the “ADR Provider.”

(ii)
The Parties shall attempt to settle the dispute by participating in at least ten (10) hours of mediation at the offices of the ADR Provider.  The complaining Party must notify the other Party that a dispute exists and then contact the ADR Provider to schedule the mediation conference.  A designated individual mediator will then be selected in accordance with the rules of the ADR Provider to conduct the mediation; provided that such mediator must have experience in the teleco communications industry and must not have any conflict of interest.  The mediation will be a nonbinding conference between the Parties conducted in accordance with the applicable rules and procedures of the ADR Provider.  Neither Party may initiate litigation or arbitration proceedings with respect to any dispute until the mediation of such dispute is complete.  Any mediation will be considered complete:  (i) if the Parties enter into an agreement to resolve the dispute; (ii) with respect to the Party submitting the dispute to mediation, if the other Party fails to appear at or participate in a reasonably scheduled mediation conference; or (iii) if the dispute is not resolved within five (5) days after the mediation is completed.

(iii)
If any dispute remains between the Parties after the mediation is complete and such dispute concerns the obligation to make payment of any amounts of money provided for in this Agreement, then either Party may require that the dispute be submitted to final and binding arbitration (without appeal or review) before a panel of three (3) arbitrators in the Borough of Manhattan, City, County and State of New York, in accordance with the Commercial Arbitration Rules as promulgated by the American Arbitration Association and the decision of a majority of the arbitrators shall be final and conclusive upon the parties hereto. Each Party shall designate one (1) of such arbitrators and the two (2) arbitrators so designated shall select the third arbitrator and upon their failure or inability so to do the third arbitrator shall be selected either by the Parties in accordance with the rules of the American Arbitration Association or by such Association. Each Party shall pay the cost of the arbitrator appointed by it and the other costs of arbitration shall be shared equally between the Parties. The arbitration may not impose upon either Party an obligation not assumed hereunder or deprive either party of any right granted hereunder including any right conferred upon the parties pursuant to Paragraphs (a)(i) and (ii) of this Section.

(iv)
Any litigation or arbitration of a dispute must be initiated within one (1) year from the date on which either Party first gave written notice to the other of the existence of the dispute, and any Party who fails to commence litigation or arbitration within such one-year period shall be deemed to have waived any of its affirmative rights and claims in connection with the dispute and shall be barred from asserting such rights and claims at any time thereafter.  An arbitration shall be deemed commenced by a Party when the Party sends a notice to the American Arbitration Association, with a copy of the notice to the other Party, identifying the dispute and requesting arbitration.  Litigation shall be deemed commenced by a Party when the Party serves a complaint on the other Party with respect to the dispute.

(b)   Compensation of Mediator or Arbitrators.   Subject to the right of the prevailing Party to seek reimbursement from the other Party pursuant to Section 9. 2(c) of this Article IX, the Parties agree to share equally the costs, including fees, of the ADR Provider or arbitrators selected or appointed under this Section 9.2.  As soon as practicable after selection of the ADR Provider or arbitrators, the ADR Provider, arbitrators or either of their designated representatives shall determine a reasonable estimate of their anticipated fees and costs, and send a statement to each Party setting forth that Party’s equal share of the fees and costs.  Within ten (10) days after receipt of the statement, each Party shall deposit the required sum with either the ADR Provider or arbitrators, as appropriate.

(c)           Expenses.   The prevailing Party in any arbitration, suit or other action arising out of or related to this Agreement shall be entitled to recover from the other Party all reasonable fees, costs and expenses incurred by the prevailing Party in connection with the arbitration, suit or other action, including reasonable judicial and extra-judicial attorneys’ fees, expenses and disbursements and fees, costs and expenses relating to any mediation, arbitration or appeal.  If any Party secures a judgment in any proceeding brought to enforce or interpret this Agreement, then any costs or expenses (including reasonable attorneys’ fees) incurred in enforcing, or in appealing from, such judgment shall be payable by the Party against whom such judgment or determination on appeal has been rendered and shall be recoverable separately from and in addition to any other amount included in such judgment.

(d)           Survival and Severance.    The provisions of this Section 9.2 are severable from the other provisions of this Agreement and shall survive and not be merged into any termination or expiration of this Agreement or any judgment entered in connection with any dispute, regardless of whether such dispute arises before or after termination or expiration of this Agreement, and regardless of whether the related mediation, arbitration or litigation proceedings occur before or after termination or expiration of this Agreement.  If any part of this Section 9.2 is held to be unenforceable, it shall be severed and shall not affect either the duties to mediate or arbitrate or any other part of this Section 9.2.

Section 9.3 Venue, Jurisdiction and Jury Waiver.   The venue of any mediation, arbitration or judicial proceedings shall be in New York, New York, unless otherwise mutually agreed by the Parties.  Each Party irrevocably submits to the exclusive jurisdiction of the federal and state courts located in New York, New York, unless otherwise mutually agreed by the Parties. Each Party waives to the fullest extent permitted by law, trial by jury of all disputes arising out of or relating to this Agreement.

Section 9.4 Counterparts.   This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

Section 9.5 Amendments.   This Agreement supersedes any prior contracts relating to the subject matter hereof between Purchaser and Seller.  This Agreement cannot be changed, modified or amended and no provision or requirement hereof may be waived without the consent in writing of the parties hereto.

Section 9.6 Severability.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Each provision of this Agreement shall be deemed to be the agreement of the parties hereto to the full extent that the power to enter into such provisions shall have been conferred on the parties by law.

Section 9.7 Benefit; Assignment.  This Agreement is binding upon and inures to the benefit of the parties, their successors and permitted assigns.  This Agreement may not be assigned or the duties of the parties hereunder delegated to others without the prior written consent of all parties hereto, except that Purchaser may assign its rights, duties and obligations hereunder to an affiliate of Purchaser without Seller’s consent provided that Purchaser shall remain obligated under this Agreement and shall not be released from its duties and obligations hereunder.

Section 9.8 Construction.  All Schedules annexed hereto are hereby incorporated herein by reference and made a part of this Agreement.  Whenever used in this Agreement and the context so requires, the singular shall include the plural and the plural shall include the singular.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

VASOMEDICAL, INC

By:  /s/ Jun Ma
Jun Ma, President and CEO

VASOTECHNOLOGY, INC.

By: /s/ Jun Ma
Jun Ma, President and CEO

NETWOLVES, LLC

By: /s/ Myron I. Levy
Myron I. Levy, Director

NETWOLVES CORPORATION

By: /s/ Myron I. Levy
Myron I. Levy, Director